GENERAL DISTRIBUTOR'S AGREEMENT

                                                       BETWEEN

                                        Oppenheimer Senior Floating Rate Fund

                                                         And

                                         Oppenheimerfunds Distributor, Inc.


Date: August 24, 1999


OppenheimerFunds Distributor, Inc.
Two World Trade Center, Suite 3400
New York, NY  10048

Dear Sirs:

Oppenheimer Senior Floating Rate Fund, a Massachusetts business trust (the "Fund"), is registered as an investment company under the Investment Company Act of 1940 (the "1940 Act"), and one or more classes of its shares of beneficial interest ("Shares") have been registered under the Securities Act of 1933 (the "1933 Act") to be offered for sale to the public in a continuous public offering in accordance with the terms and conditions set forth in the Prospectus and Statement of Additional Information ("SAI") included in the Fund's Registration Statement as it may be amended from time to time (the "current Prospectus and/or SAI").

In this connection, the Fund desires that your firm (the "General Distributor") act in a principal capacity as General Distributor for the sale and distribution of Shares which have been registered as described above and of any additional Shares which may become registered during the term of this Agreement. You have advised the Fund that you are willing to act as such General Distributor, and it is accordingly agreed by and between us as follows:

1. Appointment of the Distributor. The Fund hereby appoints you as the sole General Distributor, pursuant to the aforesaid continuous public offering of its Shares, and the Fund further agrees from and after the date of this Agreement, that it will not, without your consent, sell or agree to sell any Shares otherwise than through you, except (a) the Fund may itself sell shares without sales charge as an investment to the officers, trustees or directors and bona fide present and former full-time employees of the Fund, the Fund's Investment Adviser and affiliates thereof, and to other investors who are identified in the current Prospectus and/or SAI as having the privilege to buy Shares at net asset value; (b) the Fund may issue shares in connection with a merger, consolidation or acquisition of assets on such basis as may be authorized or permitted under the 1940 Act; (c) the Fund may issue shares for the reinvestment of dividends and other distributions of the Fund or of any other Fund if permitted by the current Prospectus and/or SAI; and (d) the Fund may issue shares as underlying securities of a unit investment trust if such unit investment trust has elected to use Shares as an underlying investment; provided that in no event as to any of the foregoing exceptions shall Shares be issued and sold at less than the then-existing net asset value.



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2. Sale of Shares. You hereby accept such appointment and agree to use your best efforts to sell Shares, provided, however, that when requested by the Fund at any time because of market or other economic considerations or abnormal circumstances of any kind, or when agreed to by mutual consent of the Fund and the General Distributor, you will suspend such efforts. The Fund may also withdraw the offering of Shares at any time when required by the provisions of any statute, order, rule or regulation of any governmental body having jurisdiction. It is understood that you do not undertake to sell all or any specific number of Shares.

3. Sales Charge. Shares shall be sold by you at net asset value plus a front-end sales charge not in excess of 8.5% of the offering price, but which front-end sales charge shall be proportionately reduced or eliminated for larger sales and under other circumstances, in each case on the basis set forth in the current Prospectus and/or SAI. The repurchase proceeds of shares offered and sold at net asset value with or without a front-end sales charge may be subject to an early withdrawal charge ("EWC") under the circumstances described in the current Prospectus and\or SAI. You may reallow such portion of the front-end sales charge to dealers or cause payment (which may exceed the front-end sales charge, if any) of commissions to brokers through which sales are made, as you may determine, and you may pay such amounts to dealers and brokers on sales of shares from your own resources (such dealers and brokers shall collectively include all domestic or foreign institutions eligible to offer and sell the Shares), and in the event the Fund has more than one class of Shares outstanding, then you may impose a front-end sales charge and/or an EWC on Shares of one class that is different from the charges imposed on Shares of the Fund's other class(es), in each case as set forth in the current Prospectus and/or SAI, provided the front-end sales charge and EWC to the ultimate purchaser do not exceed the respective levels set forth for such category of purchaser in the current Prospectus and/or SAI.

4.       Purchase of Shares.

                    (a) As General Distributor, you shall have the right to accept or reject orders for the purchase of Shares at your discretion. Any consideration which you may receive in connection with a rejected purchase order will be returned promptly.

                    (b) You agree promptly to issue or to cause the duly appointed transfer or shareholder servicing agent of the Fund to issue as your agent confirmations of all accepted purchase orders and to transmit a copy of such confirmations to the Fund. The net asset value of all Shares which are the subject of such confirmations, computed in accordance with the applicable rules under the 1940 Act, shall be a liability of the General Distributor to the Fund to be paid promptly after receipt of payment from the originating dealer or broker (or investor, in the case of direct purchases) and not later than eleven business days after such confirmation even if you have not actually received payment from the originating dealer or broker, or investor. In no event shall the General Distributor make payment to the Fund later than permitted by applicable rules of the National Association of Securities Dealers, Inc.

                    (c) If the originating dealer or broker shall fail to make timely settlement of its purchase order in accordance with applicable rules of the National Association of Securities Dealers, Inc., or if a direct purchaser shall fail to make good payment for shares in a timely manner, you shall have the right to cancel such purchase order and, at your account and risk, to hold responsible the originating dealer or broker, or investor. You agree promptly to reimburse the Fund for losses suffered by it that are attributable to any such cancellation, or to errors on your part in relation to the effective date of accepted purchase orders, limited to the amount that such losses exceed contemporaneous gains realized by the Fund for either of such reasons with respect to other purchase orders.

                    (d) In the case of a canceled purchase for the account of a directly purchasing shareholder, the Fund agrees that if such investor fails to make you whole for any loss you pay to the Fund on such canceled purchase order, the Fund will reimburse you for such loss to the extent of the aggregate redemption proceeds of any other shares of the Fund owned by such investor, on your demand that the Fund exercise its right to claim such redemption proceeds. The Fund shall register or cause to be registered all Shares sold to you pursuant to the provisions hereof in such names and amounts as you may request from time to time and the Fund shall issue or cause to be issued certificates evidencing such Shares for delivery to you or pursuant to your direction if and to the extent that the shareholder account in question contemplates the issuance of such certificates. All Shares, when so issued and paid for, shall be fully paid and non-assessable by the Fund (which shall not prevent the imposition of any EWC that may apply) to the extent set forth in the current Prospectus and/or SAI.


5. 1933 Act Registration. The Fund has delivered to you a copy of its current Prospectus and SAI. The Fund agrees that it will use its best efforts to continue the effectiveness of the Registration Statement under the 1933 Act. The Fund further agrees to prepare and file any amendments to its Registration Statement as may be necessary and any supplemental data in order to comply with the 1933 Act. The Fund will furnish you at your expense with a reasonable number of copies of the Prospectus and SAI and any amendments thereto for use in connection with the sale of Shares.

6. 1940 Act Registration. The Fund has already registered under the 1940 Act as an investment company, and it will use its best efforts to maintain such registration and to comply with the requirements of the 1940 Act.

7. State Blue Sky Qualification. At your request, the Fund will take such steps as may be necessary and feasible to qualify Shares for sale in states, territories or dependencies of the United States, the District of Columbia, the Commonwealth of Puerto Rico and in foreign countries, in accordance with the laws thereof, and to renew or extend any such qualification; provided, however, that the Fund shall not be required to qualify shares or to maintain the qualification of shares in any jurisdiction where it shall deem such qualification disadvantageous to the Fund.

8. Duties of Distributor You agree that:

         (a) Neither you nor any of your officers will take any long or short position in the Shares, but this provision shall not prevent you or your officers from acquiring Shares for investment purposes only;

                  (b) You shall furnish to the Fund any pertinent information required to be inserted with respect to you as General Distributor within the purview of the Securities Act of 1933 in any reports or registration required to be filed with any governmental authority; and

         (c) You will not make any representations inconsistent with the information contained in the current Prospectus and/or SAI.

         (d) You shall maintain such records as may be reasonably required for the Fund or its transfer or shareholder servicing agent to respond to shareholder requests or complaints, and to permit the Fund to maintain proper accounting records, and you shall make such records available to the Fund and its transfer agent or shareholder servicing agent upon request.

         (e) In performing under this Agreement, you shall comply with all requirements of the Fund's current Prospectus and/or SAI and all applicable laws, rules and regulations with respect to the purchase, sale and distribution of Shares.

9. Allocation of Costs. The Fund shall pay the cost of composition and printing of sufficient copies of its Prospectus and SAI as shall be required for periodic distribution to its shareholders and the expense of registering Shares for sale under federal securities laws. You shall pay the expenses normally attributable to the sale of Shares, other than as paid under the Fund's Distribution Plans, including the cost of printing and mailing of the Prospectus (other than those furnished to existing shareholders) and any sales literature used by you in the public sale of the Shares and for registering such shares under state blue sky laws pursuant to paragraph 7.

10. Duration. This Agreement shall take effect on the date first written above. Unless earlier terminated pursuant to paragraph 11 hereof, this Agreement shall remain in effect until two years from the date of execution hereof, and shall continue in effect from year to year thereafter, provided that such continuance shall be specifically approved at least annually: (a) by the Fund's Board of Trustees or by vote of a majority of the voting securities of the Fund; and (b) by the vote of a majority of the Trustees, who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any such person, cast in person at a meeting called for the purpose of voting on such approval.

11. Termination This Agreement may be terminated (a) by the General Distributor at any time without penalty by giving sixty days' written notice (which notice may be waived by the Fund); (b) by the Fund at any time without penalty upon sixty days' written notice to the General Distributor (which notice may be waived by the General Distributor); or (c) by mutual consent of the Fund and the General Distributor, provided that such termination by the Fund shall be directed or approved by the Board of Trustees of the Fund or by the vote of the holders of a majority of the outstanding voting securities of the Fund. In the event this Agreement is terminated by the Fund, the General Distributor shall be entitled to be paid the CDSC under paragraph 3 hereof on the redemption proceeds of Shares sold prior to the effective date of such termination.

12. Assignment. This Agreement may not be amended or changed except in writing and shall be binding upon and shall ensure to the benefit of the parties hereto and their respective successors; however, this Agreement shall not be assigned by either party and shall automatically terminate upon assignment.

13. Disclaimer of Shareholder Liability. The General Distributor understands and agrees that the obligations of the Fund under this Agreement are not binding upon any Trustee or shareholder of the Fund personally, but bind only the Fund and the Fund's property; the General Distributor represents that it has notice of the provisions of the Amended and Restated Declaration of Trust of the Fund disclaiming Trustee and shareholder liability for acts or obligations of the Fund.

14. Section Headings The headings of each section is for descriptive purposes only, and such headings are not to be construed or interpreted as part of this Agreement.

If the foregoing is in accordance with your understanding, so indicate by signing in the space provided below.

                 Oppenheimer Senior Floating Rate Fund

                              /s/ Andrew J. Donohue
                      By:_________________________________
                            Andrew J. Donohue, Secretary
Accepted:

OppenheimerFunds Distributor, Inc.

        /s/ Katherine P. Feld
By: _______________________________________
        Katherine P. Feld, Vice President & Secretary